Exhibit 99.1

The Bon-Ton Stores, Inc. Announces Third Quarter Fiscal 2009 Results

~Company Raises Full-Year 2009 Guidance~

YORK, Pa.--(BUSINESS WIRE)--November 19, 2009--The Bon-Ton Stores, Inc. (NASDAQ: BONT) today reported results for the third quarter of fiscal 2009 ended October 31, 2009.

  Total sales for the third quarter of fiscal 2009 were $703.9 million compared with $724.9 million in the third quarter of fiscal 2008.
  The gross margin rate for the third quarter of fiscal 2009 was 37.6% of net sales, an increase of 200 basis points compared with the prior year period.
  Selling, general and administrative (“SG&A”) expenses in the third quarter of fiscal 2009 decreased $27.1 million compared with the third quarter of fiscal 2008.
  Operating income for the third quarter of fiscal 2009 was $19.6 million compared with an operating loss of $12.0 million reported in the third quarter of fiscal 2008.
  EBITDA, defined as earnings before interest, income taxes and depreciation and amortization, including amortization of lease-related interests and goodwill impairment charge, increased $29.8 million in the third quarter of fiscal 2009 to $48.8 million compared with $19.0 million in the third quarter of fiscal 2008. EBITDA is not a measure recognized under generally accepted accounting principles (see Note 1).
  Net loss totaled $4.2 million, or $0.24 per diluted share, for the third quarter of fiscal 2009 compared with a net loss of $14.3 million, or $0.85 per diluted share, for the third quarter of fiscal 2008.

Comments

Bud Bergren, President and Chief Executive Officer, commented, “Our third quarter financial performance reflects the benefit of initiatives we implemented in 2008 and 2009. We were pleased with the sustained improvement of our sales trend throughout the quarter, which included a comparable store sales increase of 3.1% in the month of October, as well as a 200 basis point gross margin improvement in the third quarter which we attribute to well-managed inventory levels and reduced levels of clearance merchandise in our assortment. In addition, we realized $27.1 million in cost savings during the quarter. Looking ahead, we believe we have a great assortment of distinctive quality merchandise at value price-points to entice customers to shop Bon-Ton for holiday gift-giving. While encouraged by recent trends, we will continue to manage our business conservatively to ensure we maintain cash flow and liquidity.”

Sales

For the third quarter of fiscal 2009, comparable store sales decreased 2.6%. Total sales for the thirteen weeks ended October 31, 2009 decreased 2.9% to $703.9 million compared with $724.9 million for the prior year period.

Year-to-date comparable store sales decreased 6.9%. Year-to-date total sales decreased 6.7% to $1,957.7 million compared with $2,098.6 million for the same period last year.

Other Income

Other income in the third quarter of fiscal 2009 decreased to $18.7 million compared with $22.7 million in the third quarter of fiscal 2008. Year-to-date other income decreased to $53.1 million compared with $67.0 million in the prior year period. The third quarter and year-to-date fiscal 2009 amounts reflect reduced sales volume and reduced income from our proprietary credit card.

Gross Margin

In the third quarter of fiscal 2009, gross margin dollars increased $6.8 million compared with the third quarter of fiscal 2008. The gross margin rate for the third quarter of fiscal 2009 increased 200 basis points to 37.6% of net sales compared with 35.6% in the third quarter of fiscal 2008, reflecting a decreased net markdown rate and increased net markup. Year-to-date gross margin dollars decreased $22.1 million compared with the prior year period. The year-to-date gross margin rate improved 140 basis points to 36.5% compared with 35.1% in the prior year period.

Selling, General and Administrative Expenses

SG&A expenses in the third quarter of fiscal 2009 decreased $27.1 million to $234.8 million compared with $261.9 million in the third quarter of fiscal 2008. The SG&A expense rate for the third quarter of fiscal 2009 was 33.4%, compared with 36.1% in the prior year period. Year-to-date SG&A expenses decreased $69.5 million compared with the prior year period. The year-to-date SG&A expense rate decreased to 35.5% compared with 36.4% in the prior year period.

EBITDA

EBITDA increased $29.8 million in the third quarter of fiscal 2009 to $48.8 million compared with $19.0 million in the third quarter of fiscal 2008. Year-to-date EBITDA increased $33.5 million to $73.8 million compared with $40.3 million in the prior year period. EBITDA is not a measure recognized under generally accepted accounting principles (see Note 1).

Depreciation and Amortization / Amortization of Lease-related Interests

Depreciation and amortization expense, including amortization of lease-related interests, decreased $1.8 million to $29.2 million in the third quarter of fiscal 2009 compared with $31.0 million in the third quarter of fiscal 2008. Year-to-date depreciation and amortization expense, including amortization of leased-related interests, decreased $3.8 million to $88.5 million compared with $92.3 million in the prior year period.

Interest Expense, Net

Interest expense, net, decreased $1.5 million to $23.2 million in the third quarter of fiscal 2009 compared with $24.7 million in the third quarter of fiscal 2008. Year-to-date interest expense, net, decreased $4.1 million to $69.3 million compared with $73.4 million in the prior year period. The decreases in the third quarter and year-to-date periods are primarily due to decreased borrowing levels and reduced interest rates.

Income Tax Provision (Benefit)

An income tax provision of $0.5 million was recorded in the third quarter of fiscal 2009 compared with a $22.4 million income tax benefit in the third quarter of fiscal 2008. The year-to-date income tax provision was $0.4 million compared with an income tax benefit of $61.0 million in the prior year period. The current year amounts principally reflect the Company’s continuation throughout 2009 of a valuation allowance position against virtually all net deferred tax assets.

Guidance

Keith Plowman, Executive Vice President and Chief Financial Officer, stated, “As noted in the Company’s November 5, 2009 sales press release, our October excess borrowing capacity under our revolving credit facility was approximately $246 million, well above the required minimum availability. Additionally, borrowings under the $75 million second lien term loan, as disclosed in our press release dated November 18, 2009, will benefit future excess borrowing capacity under our revolving credit facility.”

“We are revising our full year 2009 guidance for EBITDA to a range of $180 million to $200 million and loss per diluted share in the range of $2.30 to $1.20. Additionally, our current estimate for cash flow (see Note 2) is a range of $45 million to $65 million for the year, which we believe will permit us to manage and reduce our debt levels. Assumptions reflected in our full-year guidance include:

  Comparable store sales decrease in the range of 5.0% to 6.5%;
  Gross margin rate of 36.5%;
  SG&A expense decrease of approximately $70 million to $75 million;
  Effective tax rate of 0% (exclusive of the potential favorable impact in the fourth quarter of The Worker, Homeownership, and Business Assistance Act of 2009);
  Capital expenditures not to exceed $35 million, net of landlord contributions; and
  Estimated 17 million diluted weighted average shares outstanding.”

Conference Call Details

The Company’s quarterly conference call to discuss its third quarter fiscal 2009 results will be broadcast live today at 10:00 a.m. Eastern time. To access the call, please visit the investor relations section of the Company’s website at http://investors.bonton.com. An online archive of the broadcast will be available within two hours after the conclusion of the call. You may also participate by calling (800) 967-7184 at 9:55 a.m. Eastern time. A taped replay of the conference call will be available within two hours of the conclusion of the call and will remain available through Thursday, December 3, 2009. The number to call for the taped replay is (888) 203-1112 and the conference PIN is 3516514.

The Bon-Ton Stores, Inc., with corporate headquarters in York, Pennsylvania and Milwaukee, Wisconsin, operates 279 department stores, which includes 12 furniture galleries, in 23 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner’s, Boston Store, Carson Pirie Scott, Elder-Beerman, Herberger’s and Younkers nameplates and, under the Parisian nameplate, stores in the Detroit, Michigan area. The stores offer a broad assortment of brand-name fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings. For further information, please visit the investor relations section of the Company’s website at http://investors.bonton.com.

Certain information included in this press release contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which may be identified by words such as “may,” “could,” “will,” “plan,” “expect,” “anticipate,” “estimate,” “project,” “intend” or other similar expressions, involve important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. Factors that could cause such differences include, but are not limited to, risks related to retail businesses generally; a significant and prolonged deterioration of general economic conditions which could negatively impact the Company, including the potential write-down of the current valuation of intangible assets and deferred taxes; changes in the terms of the Company’s proprietary credit card program; potential increase in pension obligations; consumer spending patterns, debt levels, and the availability and cost of consumer credit; additional competition from existing and new competitors; inflation; changes in the costs of fuel and other energy and transportation costs; weather conditions that could negatively impact sales; uncertainties associated with expanding or remodeling existing stores; the ability to attract and retain qualified management; the dependence upon relationships with vendors and their factors; a security breach; the ability to reduce SG&A expenses; the incurrence of unplanned capital expenditures; and the ability to obtain financing for working capital, capital expenditures and general corporate purposes. Additional factors that could cause the Company’s actual results to differ from those contained in these forward-looking statements are discussed in greater detail under Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission.

Note 1: As used in this release, EBITDA is defined as earnings before interest, income taxes and depreciation and amortization, including amortization of lease-related interests, and goodwill impairment charge. EBITDA is not a measure of financial performance under generally accepted accounting principles (“GAAP”). However, we present EBITDA in this release because we consider it to be an important supplemental measure of our performance and believe that it is frequently used by securities analysts, investors and other interested parties to evaluate the performance of companies in our industry and by some investors to determine a company’s ability to service or incur debt. In addition, our management uses EBITDA internally to compare the profitability of our stores. EBITDA is not calculated in the same manner by all companies and accordingly is not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. EBITDA should not be assessed in isolation from or construed as a substitute for net income or cash flows from operations, which are prepared in accordance with GAAP. EBITDA is not intended to represent, and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP. A reconciliation of net income to EBITDA is provided in the financial schedules accompanying this release.

Note 2: As used in this release, cash flow reflects the forecasted pre-tax loss, plus depreciation and amortization and minus capital expenditures.

- tables follow -

THE BON-TON STORES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands except share and per share data)	October 31,	January 31,
(Unaudited)	2009	2009
Assets
Current assets:
Cash and cash equivalents	$15,661	$19,719
Merchandise inventories	900,669	666,081
Prepaid expenses and other current assets	71,716	113,441
Total current assets	988,046	799,241
Property, fixtures and equipment at cost, net of accumulated depreciation and amortization of $578,211 and $498,556 at October 31, 2009 and January 31, 2009, respectively	778,132	832,763
Deferred income taxes	9,340	9,994
Intangible assets, net of accumulated amortization of $37,282 and $30,611 at October 31, 2009 and January 31, 2009, respectively	141,249	148,171
Other long-term assets	26,633	31,152
Total assets	$1,943,400	$1,821,321
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$297,717	$143,423
Accrued payroll and benefits	34,833	36,116
Accrued expenses	151,741	179,073
Current maturities of long-term debt	6,396	6,072
Current maturities of obligations under capital leases	4,949	2,730
Deferred income taxes	10,132	7,328
Income taxes payable	184	62
Total current liabilities	505,952	374,804
Long-term debt, less current maturities	1,149,456	1,083,449
Obligations under capital leases, less current maturities	66,703	65,319
Other long-term liabilities	165,539	163,572
Total liabilities	1,887,650	1,687,144
Shareholders' equity:
Preferred Stock - authorized 5,000,000 shares at $0.01 par value; no shares issued	-	-
Common Stock - authorized 40,000,000 shares at $0.01 par value; issued shares of 15,944,866 and 14,880,173 at October 31, 2009 and January 31, 2009, respectively	159	149
Class A Common Stock - authorized 20,000,000 shares at $0.01 par value; issued and outstanding shares of 2,951,490 at October 31, 2009 and January 31, 2009	30	30
Treasury stock, at cost - 337,800 shares at October 31, 2009 and January 31, 2009	(1,387)	(1,387)
Additional paid-in-capital	148,052	144,577
Accumulated other comprehensive loss	(57,019)	(59,464)
(Accumulated deficit) retained earnings	(34,085)	50,272
Total shareholders' equity	55,750	134,177
Total liabilities and shareholders' equity	$1,943,400	$1,821,321

THE BON-TON STORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	THIRTEEN		THIRTY-NINE
	WEEKS ENDED		WEEKS ENDED
(In thousands except share and per share data)	October 31,	November 1,	October 31,	November 1,
(Unaudited)	2009	2008	2009	2008

Net sales	$703,946	$724,927	$1,957,705	$2,098,559
Other income	18,667	22,742	53,135	67,030
	722,613	747,669	2,010,840	2,165,589

Costs and expenses:
Costs of merchandise sold	439,029	466,791	1,242,492	1,361,253
Selling, general and administrative	234,798	261,916	694,548	764,084
Depreciation and amortization	28,016	29,770	84,810	88,680
Amortization of lease-related interests	1,216	1,220	3,660	3,634
Goodwill impairment	-	-	-	17,767
Income (loss) from operations	19,554	(12,028)	(14,670)	(69,829)
Interest expense, net	23,201	24,681	69,321	73,419

Loss before income taxes	(3,647)	(36,709)	(83,991)	(143,248)
Income tax provision (benefit)	506	(22,375)	365	(61,025)

Net loss	$(4,153)	$(14,334)	$(84,356)	$(82,223)

Per share amounts –
Basic:
Net loss	$(0.24)	$(0.85)	$(4.96)	$(4.90)

Basic weighted average shares outstanding	17,008,132	16,805,600	17,000,824	16,793,125

Diluted:
Net loss	$(0.24)	$(0.85)	$(4.96)	$(4.90)

Diluted weighted average shares outstanding	17,008,132	16,805,600	17,000,824	16,793,125

Other financial data:
EBITDA (1)	$48,786	$18,962	$73,800	$40,252

(1) EBITDA Reconciliation

The following table reconciles net loss to EBITDA for the periods indicated:

	THIRTEEN		THIRTY-NINE
	WEEKS ENDED		WEEKS ENDED
(In thousands)	October 31,	November 1,	October 31,	November 1,
(Unaudited)	2009	2008	2009	2008

Net loss	$(4,153)	$(14,334)	$(84,356)	$(82,223)
Adjustments:
Income tax provision (benefit)	506	(22,375)	365	(61,025)
Interest expense, net	23,201	24,681	69,321	73,419
Depreciation and amortization	28,016	29,770	84,810	88,680
Amortization of lease-related interests	1,216	1,220	3,660	3,634
Goodwill impairment	-	-	-	17,767

EBITDA	$48,786	$18,962	$73,800	$40,252

CONTACT:
The Bon-Ton Stores, Inc.
Mary Kerr, 717-751-3071
Vice President
Investor and Public Relations
mkerr@bonton.com